424(b)(3)
                                                                      333-142407

AXA Equitable Life Insurance Company

SUPPLEMENT DATED SEPTEMBER 4, 2007 TO THE MAY 1, 2007 PROSPECTUS FOR EQUI-VEST(SM) STRATEGIES
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This Supplement modifies certain information in the Prospectus or to the
Statement of Additional Information, dated May 1, 2007, as previously supplemented (the "Prospectuses"). You should read this Supplement in conjunction with the Prospectuses and retain it for future reference. Unless otherwise indicated, all other information included in the Prospectuses remains unchanged. The terms and section headings we use in this Supplement have the same meaning as in the Prospectuses. We will send you another copy of any prospectus or supplement without charge upon request. Please contact the customer service group referenced in your prospectus.


A. A NEW VARIABLE INVESTMENT OPTION

   On or about September 24, 2007 the following new variable investment option will be available. This option invests in a corresponding portfolio of the EQ Advisors Trust. AXA Equitable serves as the investment manager of AXA Premier VIP Trust and EQ Advisors Trust.


------------------------------------------------------------------------------------------------------------------------------------
EQ Advisors Trust                                                                 Investment Manager (or Sub-Adviser(s), as
Portfolio Name                 Objective                                          applicable)
------------------------------------------------------------------------------------------------------------------------------------
EQ/VAN KAMPEN REAL ESTATE     Seeks to provide above average current income and   Morgan Stanley Investment Management, Inc.
                              long-term capital appreciation.
------------------------------------------------------------------------------------------------------------------------------------

B. FEE TABLE

   The following is added under "Portfolio operating expenses expressed as an annual percentage of daily net assets" for the new investment option listed above:

------------------------------------------------------------------------------------------------------------------------------------
                                                                   Acquired     Total Annual    Fee Waivers         Net
                                                                  Fund Fees       Expenses        and/or          Annual
                                                                and Expenses      (Before         Expense        Expenses
                              Management     12b-1      Other    (Underlying      Expense       Reimburse-    (After Expense
Portfolio Name                   Fees        Fees    Expenses    Portfolios)    Limitations)       ments       Limitations)
------------------------------------------------------------------------------------------------------------------------------------
EQ Advisors Trust:
------------------------------------------------------------------------------------------------------------------------------------
EQ/Van Kampen Real Estate     0.90%         0.25%     0.13%           --          1.28%           (0.02)%         1.26%
------------------------------------------------------------------------------------------------------------------------------------

C. EXAMPLE

   The following is added under "Example" for the new investment option listed above:


------------------------------------------------------------------------------------------------------
                                                                  If you annuitize at the end of the
                                                                  applicable time period and select
                             If you surrender your contract at       a non-life contingent period
                               the end of the applicable time      certain annuity option with less
                                           period                         than ten years(1)
------------------------------------------------------------------------------------------------------
                              1        3         5        10       1        3         5        10
                             year    years     years     years    year    years     years     years
------------------------------------------------------------------------------------------------------
EQ ADVISORS TRUST:
------------------------------------------------------------------------------------------------------
EQ/Van Kampen Real Estate    $833   $1,440    $2,073    $3,222    N/A    $1,440    $2,073    $3,222
------------------------------------------------------------------------------------------------------



------------------------------------------------------------------------------------------------------
                               If you do not surrender your
                                contract at the end of the
                                  applicable time period
------------------------------------------------------------------------------------------------------
                              1       3        5        10
                             year   years    years     years
------------------------------------------------------------------------------------------------------
EQ ADVISORS TRUST:
------------------------------------------------------------------------------------------------------
EQ/Van Kampen Real Estate    $282   $864    $1,471    $3,110
------------------------------------------------------------------------------------------------------

(1) If a non-life contingent period certain annuity option of ten years or more is chosen, a withdrawal charge would still apply if the annuity option is chosen before three participation years have elapsed.


                     AXA Equitable Life Insurance Company
                          1290 Avenue of the Americas
                               New York, NY 10104
                                  212-554-1234

    EQUI-VEST(SM) is a service mark of AXA Equitable Life Insurance Company.
                              All rights reserved.

             (Copyright) 2007 AXA Equitable Life Insurance Company

888-1421 (9/07)                                        Catalog No. 139471 (9/07)
                                                                          x01756